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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

                    Under the Securities Exchange Act of 1934
                           (Amendment No. __________)*

                           THERAPEUTIC ANTIBODIES INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)

                                      None
                     --------------------------------------
                                 (CUSIP Number)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).




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--------------------                                       -----------------
CUSIP NO.                            13G                   PAGE 2 OF 4 PAGES
--------------------                                       -----------------


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   1      Names of Reporting Persons
          I.R.S. Identification Nos. of Above Persons (Entities Only)


          Martin S. Brown
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   2      Check the Appropriate Box if a Member of a Group
          (See Instructions)
                                                                 (a)  [ ]
                                                                 (b)  [ ]

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   3      SEC Use Only



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   4      Citizenship or Place of Organization


          U.S.A.
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                        5     Sole Voting Power

                              2,749,579
                     ----------------------------------------------------------
  Number of             6     Shared Voting Power
   Shares
  Beneficially                 186,054
  Owned by          -----------------------------------------------------------
 Each Reporting         7     Sole Dispositive Power
  Person With
                              2,749,579
                    -----------------------------------------------------------
                        8     Shared Dispositive Power


                              186,054
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   9      Aggregate Amount Beneficially Owned by Each Reporting Person

          2,935,633

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   10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [ ]
          (See Instructions)


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   11     Percent of Class Represented by Amount in Row (9)

          11.28%

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   12     Type of Reporting Person (See Instructions)


          IN
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ITEM 1(A)    Name of Issuer: Therapeutic Antibodies Inc.
ITEM 1(B)    Address of Issuer's Principal Executive Offices:
                  1207 17th Avenue South, Suite 103, Nashville, TN 37212

ITEM 2(A)    Name of Person Filing: Martin S. Brown
ITEM 2(B)    Address of Principal Business Office or, if None, Residence: 1207
                  17th Avenue South, Suite 103, Nashville, TN 37212
ITEM 2(C).   Citizenship: United States of America
ITEM 2(D).   Title of Class of Securities: Common Stock
ITEM 2(E).   CUSIP Number: None

ITEM 3.      Not applicable.

ITEM 4.      OWNERSHIP.
             (a)  Amount beneficially owned:  2,935,633
             (b)  Percent of class:  11.28%
             (c)  Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote - 2,749,579
                  (ii)  Shared power to vote or to direct the vote - 186,054
                  (iii) Sole power to dispose or to direct the disposition
                        of - 2,749,579
                  (iv) Shared power to dispose or to direct the disposition of - 186,054


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not applicable.


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                    Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

                    Not applicable.


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ITEM 10.     CERTIFICATION.

                    The following certification shall be included if the
             statement is filed pursuant to Rule 13d-1(b):

                    "By signing below I certify that, to the best of my
             knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect."



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                      February 13, 1998
                                               --------------------------------
                                                            (Date)


                                               /s/ Martin S. Brown
                                               --------------------------------
                                                          (Signature)

                                               Martin S. Brown, Chairman
                                               --------------------------------
                                                         (Name and Title)



         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Note. Six copies of this statement, including all exhibits, should be filed with the Commission.


            ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).